November 30, 2023

THOR Financial Technologies Trust 327 W. Pittsburgh Street Greensburg, PA 15601

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the THOR Financial Technologies Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 under the Securities Act of 1933 (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP THOMPSON HINE LLP

JMS